Exhibit 10.17

AMENDMENT NO. 1 TO 2005 EQUITY COMPENSATION PLAN

This Amendment No. 1 to 2005 Equity Compensation Plan (the “Plan”) of Cintas Corporation (the “Company”) is made effective as of the 20th day of October, 2009.

RECITALS

A.            The Company desires to amend the terms of the Plan to extend the period during which holders of Awards may exercise their Awards under the Plan.

B.            Article 14 of the Plan provides the Board of the Company with authority to amend the Plan as provided herein, and the Board of Directors desires to make such amendments.

The Plan is amended as follows:

1.             Capitalized Terms.  Capitalized terms used in this Amendment No. 1 without definition have the meaning assigned such terms in the Plan.

2.             Amendment to Section 6.4.2.4.  Section 6.4.2.4 of the Plan is amended and restated as follows:

“6.4.2.4    Options held by a Director may be exercised at any time during their ten year period and shall continue to vest during that period if the Director dies or ceases to be a Director by reason of Disability or retires as a Director for any reason other than as set forth in Section 6.4.3. An optionee who ceases to be a Nonemployee Director for any reason other than death, retirement or disability, may exercise the Option at any time during the ten year Option period only to the extent that the option holder was entitled to exercise the Option at the time of such cessation.  The Committee, at its sole discretion, may permit particular holders of Options to exercise an Option to a greater extent than provided herein.”

3.             Amendment to Section 12.1.3.  Section 12.1.3 of the Plan is amended and restated as follows:

“12.1.3    An Award held by an Eligible Employee may be exercised, to the extent then exercisable upon termination, within one year after termination of employment in the following circumstances:

12.1.3.1        after death that occurs while employed or within sixty days after termination of employment for any reason other than for Cause; or

12.1.3.2        the employee becomes subject to Permanent and Total Disability while employed.

12.1.4      In the case of Retirement, an Award held by an Eligible Employee may be exercised, to the extent then exercisable upon Retirement, through the expiration date of the Award.  In the case of Retirement, any exercise of an Incentive Option more than 90 days after the date of Retirement will cause the

Incentive Option to lose the tax-favored benefits generally provided to Incentive Options.

12.1.5      Awards may be exercised pursuant to Section 12.1.3 or 12.1.4 by the person or the person’s estate or guardian or those persons to whom the Award may be Transferred by will or the laws of descent and distribution as appropriate.”

4.             Renumbering of Subsections.  Subsections 12.1.4, 12.1.5 and 12.1.6 in the Plan are renumbered 12.1.6, 12.1.7 and 12.1.8, respectively.

5.             Entire Amendment.  Except as provided in this Amendment No. 1, the Plan is ratified and affirmed.

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Cintas Corporation has executed this Amendment No. 1 to 2005 Equity Compensation Plan on the date and year first above written.

CINTAS CORPORATION

By:	/s/ Thomas E. Frooman
Thomas E. Frooman
Vice President and Secretary – General Counsel